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                                                                 EXHIBIT 12

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     PEXCO HOLDINGS, INC.

     ---------------------------
     7130 S. Lewis Avenue
     Suite 850
     Tulsa, Oklahoma 74136
     Tel. (918) 493-7730
     Fax. (918) 493-7796



     July 14, 1995



     Mr. William Ziegler, III
     Hay Island
     Darien, Connecticut 06820

     Mrs. Helen Z. Steinkraus
     Great Island
     P.O. Box 3038
     Noroton, Connecticut 06820

     GIH Corp.
     250 Harbor Drive
     Stamford, Connecticut 06902

     United States Trust Company of New York
     114 West 47th Street
     New York, New York 10036

     First Fidelity Bank
     300 Main Street
     Stamford, Connecticut 06902

               Re: American Maize-Products Company

     Ladies and Gentlemen:

               Pursuant to my letters to you of February 23 and March 8, 1995, A.M. Acquisition Corp. ("AMAC"), an indirect wholly owned subsidiary of Usaha Tegas sdn. bhd. ("Usaha"), made proposals to you, as the controlling shareholders of American Maize-Products Company (the "Company"), to purchase all of your shares of the Company's Class B Common Stock or, alternatively and in lieu of purchasing the Class B shares owned by GIH Corp., purchasing from the shareholders of GIH Corp. all of the shares of GIH Corp.

               Recent press reports indicate that Eridania Beghin-Say, S.A. ("Eridania") has persuaded Mr. William Ziegler, III to participate in a proposed transaction under which Eridania would acquire all outstanding shares of the Company and a group led by
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     Mr. William Ziegler, III
     Ms. Helen Z. Steinkraus
     July 14, 1995
     Page


     Mr. Ziegler would then acquire 88% of the Company's tobacco business for $165 million, with the Company providing $20 million of subordinated debt financing for the Ziegler group purchase. In view of this development, this letter constitutes notice that AMAC's outstanding proposals to you have been withdrawn.


                                   Very truly yours,

                                   /s/ Leonard D. Pickett

                                   LEONARD D. PICKETT
                                   President

     LDP/ph
     Enclosure














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